UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2013

THL Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00784	27-0344947
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

100 Federal Street, 31st Floor, Boston, MA 02110

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Information set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 15, 2013 (the “Closing Date”), THL Credit, Inc. (the “Company”) entered into an amendment (the “Revolver Amendment”) to its existing revolving credit agreement (“Revolving Facility”) and an amendment (the “Term Loan Amendment”) to its existing term loan credit agreement (the “Term Loan Facility” and, together with the Revolving Facility, the “Facilities”). The Revolver Amendment revised the Revolving Facility to (among other things) increase the amount available for borrowing under the Revolving Facility from $140 million to $170 million and extend the maturity date from May 2016 to May 2017 (with a one year term out period beginning in May 2016). The Revolver Amendment also changes the interest rate of the Revolving Facility to (i) when the facility is more than or equal to 35% drawn and the step-down condition is satisfied, LIBOR plus 2.75%, (ii) when the facility is more than or equal to 35% drawn and the step-down condition is not satisfied, LIBOR plus 3.00%, (iii) when the facility is less than 35% drawn and the step-down condition is satisfied, LIBOR plus 2.75%, and (iv) when the facility is less than 35% drawn and the step-down condition is not satisfied, LIBOR plus 3.25%. The Term Loan Amendment revised the Term Loan Facility to (among other things) increase the amount of the term loan commitments from $50 million to $70 million and extend the maturity date from May 2017 to May 2018. The amendments also modified the accordion feature in the Facilities to permit the Company to increase the Facilities, if certain conditions are satisfied, to an aggregate amount not to exceed the lesser of $400,000,000 and the Company’s net worth (as determined under the facilities). ING serves as administrative agent, lead arranger and bookrunner under each of the Facilities.

The Revolving Facility (as amended by the Revolver Amendment) and the Term Loan Facility (as amended by the Term Loan Amendment) contain substantially similar terms. Borrowings under the Facilities are subject to, among other things, a minimum borrowing/collateral base. Substantially all of the Company’s assets are pledged as collateral under the Facilities. The Facilities require the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations, and (iii) agree to comply with various affirmative and negative covenants. The documents for each of the Facilities also include default provisions such as the failure to make timely payments under the Facilities, the occurrence of a change in control, and the failure by the Company to materially perform under the operative agreements governing the Facilities, which, if not complied with, could accelerate repayment under the Facilities, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Revolver Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolver Amendment attached hereto as Exhibit 10.1.

The foregoing description of the Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Amendment attached hereto as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 3 to Senior Secured Revolving Credit Agreement, dated as of March 15, 2013, among THL Credit, Inc. as borrower, the subsidiaries of THL Credit, Inc. party thereto, the lenders from time to time party thereto and ING Capital LLC as administrative agent.

10.2	Amendment No. 2 to Senior Secured Term Loan Credit Agreement, dated as of March 15, 2013, among THL Credit Inc. as borrower, the subsidiaries of THL Credit, Inc. party thereto, the lenders party thereto, and ING Capital LLC as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THL CREDIT, INC.

Date: March 20, 2013	By:	/S/ TERRENCE W. OLSON

	Name:	Terrence W. Olson
	Title:	Chief Financial Officer, Chief Operating Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 3 to Senior Secured Revolving Credit Agreement, dated as of March 15, 2013, among THL Credit, Inc. as borrower, the subsidiaries of THL Credit, Inc. party thereto, the lenders from time to time party thereto and ING Capital LLC as administrative agent.

10.2	Amendment No. 2 to Senior Secured Term Loan Credit Agreement, dated as of March 15, 2013, among THL Credit Inc. as borrower, the subsidiaries of THL Credit, Inc. party thereto, the lenders party thereto, and ING Capital LLC as administrative agent.